May 29, 2013

Mr. Peter J. Chase

242 E Manito Place

Spokane, WA 99203

Re:	Termination of Peter Chase’s Employment and Association with MPM Technologies, Inc. and Carbon Cycle Investments, LLC

Dear Pete:

We represent MPM Technologies, Inc. (“MPM Technologies”), a Washington corporation, and Carbon Cycle Investments, LLC (“CO”), a Washington limited liability company.

Be advised, the founders/shareholders of MPM Technologies and CCI have decided to terminate your employment and position on the Board of Directors effective immediately. However, given the founders/shareholders’ wish for your termination to be amicable, they are willing to accept your voluntary termination pursuant to paragraph 8.3 of the January 15, 2013 employment contract.

If you agree to a voluntary termination, our clients will waive the fourteen (14) day notice requirement under 8.3(a) and tender payment of $25,000 cash in exchange for your execution of the attached Release and Settlement Agreement. Attached hereto as Appendix A is the proposed Release and Settlement Agreement.

If you refuse to effectuate a voluntary termination pursuant to 8.3 of the January 15, 2013 employment contract, our clients will be forced to terminate you for cause pursuant to 8.5 of the employment contract.

The founders/shareholders of MPM Technologies and CCI have determined the following acts you engaged in constitute “cause” as defined in paragraph 2.7 of your Employment Agreement:

DunnandBlack.com

Mr. Peter J. Chase

May 29, 2013

1.	Despite adequate warnings, you have intentionally and willfully failed to perform reasonably assigned duties within the normal and customary scope of your position in violation of 2.7(d) - without limitation, you have failed to raise capital as was required of you as the Chief Executive Officer.

2.	You have breached a fiduciary trust for the purpose of gaining a personal profit in violation of 2.7(c) - without limitation, you forced a CCI employee to use his personal property - oilseed crushing equipment - as collateral in order to “raise capital,” thereby purportedly performing assigned duties thus securing your position and ensuring personal profit.

Attached hereto as Appendix B is a Notice and Acknowledgement of Termination to be executed by you. Finally, we expect you to return all company property of any kind and nature upon your exit.

Very truly yours,

DUNN & BLACK, P.S.

/s/ SUSAN C. NELSON
SUSAN C. NELSON

SCN:sg

cc:	MPM Technologies, Inc.
Carbon Cycle Investments, LLC